Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), by and between Aksys, Ltd., a Delaware corporation (the “Company”), and EquiServe Trust Company, N.A., as successor Rights Agent to First Chicago Trust Company of New York (the “Rights Agent”), is effective as of February 23, 2004, and amends that certain Rights Agreement, dated as of October 28, 1996, by and between Aksys, Ltd. and EquiServe Trust Company, N.A., as successor Rights Agent to First Chicago Trust Company of New York (the “Rights Agreement”).  Capitalized terms used herein that are not defined herein have the meanings given to them in the Rights Agreement.

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its shareholders to enter into, and the Company has entered into, that certain Settlement Agreement and Mutual Release, dated as of the date hereof (the “Settlement Agreement”), with Durus Life Sciences Master Fund Ltd., a Cayman Islands company (the “Master Fund”); Scott Sacane, a Connecticut resident; Durus Capital Management, LLC, a Delaware limited liability company; Durus Capital Management (N.A.), LLC, a Delaware limited liability company; and Artal Long Biotech Portfolio LLC, a Delaware limited liability company (collectively, the “Defendants”);

WHEREAS, pursuant to its authority under the Rights Agreement, and in order to induce the Defendants to enter into the Settlement Agreement, the Company has determined to amend the Rights Agreement as set forth below; and

WHEREAS, the Company has directed the Rights Agent to join in this Amendment;

AGREEMENT

Therefore, the parties, intending to be legally bound, hereby agree as follows:

1.                                       Amendment.

(a)           Company Findings.  In entering into this Amendment, the Company finds and determines as follows:

(i)            The Board has broad discretion under the Rights Agreement to interpret and implement the terms and provisions of the Rights Agreement, including, but not limited to, the determinations as to whether a Person is an Exempt Person and whether the Stock Acquisition Date or the Distribution Date has occurred, and to amend the Rights Agreement.

(ii)           The Board has made such other determinations as it deems necessary or advisable in entering into this Amendment.

(ii)           To date there has not occurred any Stock Acquisition Date or Distribution Date.

(b)           Exempt Person.  New paragraphs (vii), (viii) and (ix), as follow, are hereby added to the definition of Exempt Person in Section 1(q) of the Rights Agreement:

(vii)  each of Durus Life Sciences Master Fund Ltd., a Cayman Islands company (the “Fund”), Scott Sacane, a Connecticut resident, Durus Capital Management, LLC, a Delaware limited liability company, Durus Capital Management (N.A.), LLC, a Delaware limited liability company, Perseus, LLC, and Artal Long Biotech Portfolio LLC, a Delaware limited liability company (collectively, the “Designated Persons”), and any Affiliate or Associate of any thereof (and any other Person that shares beneficial ownership of Common Stock with any of the foregoing on the date of the Settlement Agreement (as defined below)), effective at all times from and after the acquisition of any shares of Common Stock by any of the Designated Persons;

provided, that no Designated Person shall be an Exempt Person by virtue of this clause (vii) with respect to periods subsequent to the date on which the Designated Persons individually or in the aggregate are the Beneficial Owners of less than 15% of the shares of Common Stock then outstanding (determined without taking into account any securities exercisable or exchangeable for, or convertible into, Common Stock, other than any such securities beneficially owned by a Designated Person);

provided, further, that a Designated Person shall not continue to be an Exempt Person by virtue of this clause (vii) with respect to periods subsequent to the date on which both (x) such Designated Person has been determined by the arbitral panel described in Section 2(c) of the Settlement Agreement and Mutual Release, dated as of February 23, 2004, by and among the Company and certain of the Designated Persons (the “Settlement Agreement”) to have materially breached Section 5(a) or 6(a) of the Settlement Agreement, taking into account the notice and cure provisions set forth therein, and (y) the Board of Directors of the Company subsequently has determined that such Designated Person is no longer an Exempt Person;

provided, further, that except for the Designated Persons (other than Perseus, LLC) and any Persons controlled by any such Designated Persons, no Person shall continue to be an Exempt Person by virtue of this clause (vii) if and to the extent that on or after the date following the date of the Settlement Agreement such Person acquires beneficial ownership of 15% or more of the Common Stock then outstanding (determined without taking into account any securities exercisable or exchangeable for, or convertible into, Common Stock, other than any such securities beneficially owned by such Person and Affiliates and Associates of such Person); and

provided, further, that the termination of Exempt Person status pursuant to the preceding three provisos shall be effective only as of the date described in such provisos and shall not affect the status of the Designated Persons and such other Persons specified above as Exempt Persons prior to such date, and any actions or determinations pursuant to this Agreement with respect to such Designated or other Persons shall be made only with respect to the shares of Common Stock, if any, beneficially owned by such Designated or other Persons at or after the time that it no longer is an Exempt Person by virtue of this clause (vii), pursuant to the otherwise applicable provisions of this Agreement;

(viii)  any nationally recognized underwriter(s) or broker dealer(s) that acquire shares of Common Stock from any Designated Person or any Affiliate or Associate of any thereof (or any other Person that shares beneficial ownership of Common Stock with any of the foregoing on the date of the Settlement Agreement) as part of a distribution by such Person of such shares of Common Stock (that is, for the purpose of re-sale to investors), whether pursuant to an underwritten offering, block trade, agented distribution or any other bona fide distribution of such shares of Common Stock; and

(ix)  any holder of a proxy granted pursuant to Section 6(d) of the Settlement Agreement.

In addition, the word “and” immediately preceding clause (vi) of Section 1(q) is hereby deleted, and a “,” is inserted in its place.

(c)           Notice.  Section 25 of the Rights Agreement (“Notices”) is hereby amended by replacing the reference to and address of “First Chicago Trust Company of New York” with:

EquiServe Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attention: Client Administration

3.             Scope of Amendment.  This Amendment is limited to the matters expressly set forth herein.  Except as expressly amended, modified and supplemented hereby, the provisions of the Rights Agreement are and shall remain in full force and effect.

4.             Effect of Amendment.

(a)           Effectiveness.  This amendment shall not be effective until the Court has approved the Stipulation of Dismissal (as such terms are defined in the Settlement Agreement), and shall be effective, without any further action by any Person, immediately upon such approval.

(b)           Rights Agreement.  Whenever the Rights Agreement is referred to in the Rights Agreement or in any other agreements, documents and instruments, such reference shall be deemed to be to the Rights Agreement as amended by this Amendment.

(c)           Extinguishment.  The purpose of this Amendment is to extinguish any claims whatsoever, whether or not asserted, that might be available against any of the Exempt Persons described in Section 1(b) hereof arising in any manner out of conduct prior to the date hereof in connection with the Rights Agreement.

5.             Miscellaneous.

(a)           Waiver of Notice.  Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

(b)           Counterparts.  This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

(c)           Section Headings.  The headings of sections in this Amendment are provided for convenience only and will not affect its construction or interpretation.

(d)           Governing Law.  This Amendment shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles.

(e)           Facsimile.  This Amendment, to the extent signed and delivered by means of facsimile, shall be treated in all respects as an original and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

AKSYS, LTD.		EQUISERVE TRUST COMPANY, N.A.

By:	/s/ William C. Dow	By:	/s/ Peter Sablich
	Name: William C. Dow		Name: Peter Sablich
	Title: President & Chief Executive Officer		Title: Managing Director